Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp announces its Seventy-Sixth Consecutive Profitable Quarter.  Consistent Loan Growth highlights the period.

LOWELL, Mass—(BUSINESS WIRE)—October 23, 2008—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced net income of $1.7 million for the quarter ended September 30, 2008 compared to $2.6 million for the quarter ended September 30, 2007.  Diluted earnings per share were $0.21 for the third quarter compared to $0.33 for the same period in 2007.    Net income for the nine months ended September 30, 2008 amounted to $5.5 million compared to $7.2 million for the same period in 2007.  Diluted earnings per share were $0.69 for the nine months ended September 30, 2008 compared to $0.91 for the comparable 2007 period.    On October 21, the company announced a fourth quarter dividend of $0.09 per share to be paid on December 1, 2008 to shareholders of record as of November 10, 2008. The quarterly dividend represents a 12.5% increase over the 2007 dividend rate.

Chief Executive Officer Jack Clancy, commented, “At Enterprise Bank, our position has never been stronger. With the many stories about financial institutions in the press today, we are proud that Enterprise Bank has a very positive story to report. Enterprise has never offered a sub-prime loan product, never held any Fannie Mae or Freddie Mac stock, and never invested in a corporate bond and, therefore has not experienced the problems that plagued many of the Wall Street investment banks, national banks, and mortgage companies. In contrast, Enterprise Bank has concentrated on traditional mortgage lending and local business, professional and community lending.  Our loan growth was $75 million, or 9%, year-to-date. With much of the world’s large financial institutions in turmoil, there has never been a stronger case for traditional commercial community banks like Enterprise Bank. Our purpose statement, “The Enterprise Bank team helps create successful businesses, jobs, opportunities, wealth and vibrant, prosperous communities,” shows the relationship between Enterprise Bank and our customers which is at the heart of our strong asset quality and strength.

We have solid earnings and the company is well capitalized; we continue to expand our franchise in the new markets of Acton, MA and Derry, NH; and have undertaken many significant initiatives which, while increasing expenses in the short-term, will further position and differentiate the Bank in a positive way.  Experience taught us early on we could best serve our customers through consistent and disciplined lending, open and honest communication and ongoing investment in our products, services, and people. Since our inception twenty years ago, we have embraced this strategy and feel that it is the cornerstone of our success.”

Founder and Chairman of the Board George Duncan stated, “I have been a community banker for over five decades through a variety of economic cycles, and I feel very positive about the bank’s ability to meet the current economic challenges. At Enterprise Bank, we have never lost sight of our fiduciary responsibility to safeguard our customers’ deposits. While others are retrenching in the financial markets, Enterprise Bank continues to actively seek out lending opportunities with growing businesses, non-profits and professionals in the communities we serve.  We are an economic engine stimulating growth in the Merrimack Valley, North Central Worcester County and Southern New Hampshire. In essence, our role as trusted financial advisors is more important today than ever before.”

Results of Operations

The current year net income continues to be impacted by the margin compression caused by market interest rate reductions, which began in September 2007 and continued through April 2008, however, the company’s net interest income has improved in recent quarters. The current year results also included an increase in the provision for loan losses and lower levels of security gains realized in 2008 than in 2007. Additionally, the company benefited from a decrease in its effective income tax rate in 2008; however, third quarter income taxes were impacted by approximately $130 thousand related to legislative changes in future tax rates applicable to Massachusetts financial institutions.

Net interest margin improved during the current quarter as deposit rates declined, higher-cost brokered CDs matured, and rates on wholesale funding (particularly short-term FHLB rates) continued to decline.  In addition, strong loan growth helped to partially offset the reduction in asset yields. The nine-month net interest margin decreased as a result of asset yields repricing downward, due to the market rate reductions referenced above. Deposit and funding costs also declined over this period, but initially at a slower pace due to tight credit markets and a highly-competitive marketplace for deposits during that period.  Net interest margin was 4.21% for the quarter ended September 30, 2008 compared to 4.11% and 4.36% for the quarters ended June 30, 2008 and September 30, 2007, respectively.  Net interest margin was 4.14% for the nine months ended September 30, 2008, compared to 4.45% for the same period in 2007, and 4.40% for the year ended December 31, 2007.

Net interest income for the quarter ended September 30, 2008 amounted to $10.9 million, compared to $10.3 million in the September 2007 quarter.  For the nine months ended September 30, 2008, net interest income amounted to $31.0 million, compared to $30.4 million year-to-date September 2007.  The increase in net interest income over the prior-year periods was due to strong loan growth which was partially offset by the margin compression, as noted above.

The provision for loan losses, amounted to $1.2 million for the third quarter of 2008, as compared to $215 thousand in the third quarter of 2007.  The provision for loan losses for the nine months ended September 30, 2008 amounted to $2.0 million, compared to $350 thousand for the same period in 2007.  The increases over the prior-year periods were primarily due to loan growth and the effect of net charge-offs and specific reserves.   Total loans have increased $75.0 million, or 9%, since December 31, 2007. Year-to-date, the company recorded 2008 net charge-offs of $387 thousand, compared to 2007 year-to-date net recoveries of $109 thousand.  The current quarter also reflected additional specific reserves of $600 thousand, comprised primarily of reserves for three larger commercial relationships. However, in light of the current economic environment, overall asset quality remains strong with annualized year-to-date net charge-offs amounting to only 0.06% of average total loans, and non-performing assets to total assets of 0.63% at September 30, 2008.  The allowance for loan losses to total loans ratio was 1.67% at September 30, 2008, compared to 1.60% at June 30, 2008, and 1.62% at December 31, 2007.

Non-interest income for the quarter ended September 30, 2008 amounted to $2.6 million, an increase of $81 thousand, or 3%, over the same quarter in the prior year.  Non-interest income for the nine months ended September 30, 2008 was $7.4 million, an increase of $273 thousand, or 4%, compared to the same period in 2007.  The increases were due primarily to an increase in deposit-service fees, partially offset by lower levels of security gains realized in 2008 than in 2007.   Excluding security gains, non-interest income increased $252 thousand, or 12%, and $875 thousand, or 14%, over the comparable three and nine-month periods, respectively, in the prior year.

Non-interest expense was $9.6 million for the quarter ended September 30, 2008, an increase of $1.0 million, or 12%, over the comparable period in 2007.  For the nine months ended September 30, 2008, non-interest expense amounted to $28.3 million, an increase of $2.2 million, or 8%, compared to the same period in 2007.  The increases in non-interest expense were primarily related to the company’s strategic growth initiatives resulting in increases primarily in the areas of compensation-related costs, advertising, and training expenses.  In addition, in 2008 the company’s deposit insurance premiums increased due to changes in the FDIC insurance assessment rates, related to 2005 legislation, which applied to all insured banks.

Key Financial Highlights

•	Total assets were $1.137 billion at September 30, 2008 as compared to $1.058 billion at December 31, 2007, an increase of 7.5%.

•	Total loans increased 9% since December 31, 2007 amounting to $908.8 million at September 30, 2008. Total loans have increased 12% since September 30, 2007.

•

Total deposits, excluding brokered deposits, were $876.9 million at September 2008 compared to $798.1 million at December 31, 2007, an increase of 10%. Brokered deposits amounted to $67.4 million and $70.7 million on those respective dates.

•

Investment assets under management amounted to $516.5 million at September 30, 2008 compared to $573.6 million at December 31, 2007, a decrease of 10%. The decrease is primarily attributable to a reduction in investment assets, and declines in equity market values during the period.

•	Total assets under management amounted to $1.674 billion at September 30, 2008 as compared to $1.652 billion at December 31, 2007, an increase of 1%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  The company has fifteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury and Westford and in Salem, New Hampshire.  The company has also obtained regulatory approval to establish two new branches, to be located in Derry, New Hampshire and Acton, Massachusetts, and expects that these offices will be open for business in 2009.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and nine months ended September 30, 2008 and 2007

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007

Interest and dividend income:
Loans	$14,501	$15,096	$43,154	$43,936
Investment securities	1,415	1,463	4,427	4,151
Short-term investments	60	143	165	209
Total interest and dividend income	15,976	16,702	47,746	48,296

Interest expense:
Deposits	4,210	5,946	14,156	16,451
Borrowed funds	557	183	1,721	589
Junior subordinated debentures	294	294	883	883
Total interest expense	5,061	6,423	16,760	17,923

Net interest income	10,915	10,279	30,986	30,373

Provision for loan losses	1,173	215	2,040	350

Net interest income after provision for loan losses	9,742	10,064	28,946	30,023

Non-interest income:
Investment advisory fees	778	794	2,439	2,389
Deposit service fees	988	756	2,826	2,067
Bank-owned life insurance	157	152	464	448
Net gains on sales of investment securities	220	391	267	869
Gains on sales of loans	40	45	100	144
Other income	442	406	1,314	1,220
Total non-interest income	2,625	2,544	7,410	7,137

Non-interest expense:
Salaries and employee benefits	5,791	5,303	16,948	15,945
Occupancy expenses	1,685	1,520	4,937	4,873
Audit, legal and other professional fees	331	289	1,096	1,081
Advertising and public relations	434	283	1,272	875
Deposit insurance premiums	194	25	537	77
Supplies and postage	222	222	685	704
Investment advisory and custodial expenses	72	132	274	384
Other operating expenses	910	818	2,525	2,137
Total non-interest expense	9,639	8,592	28,274	26,076

Income before income taxes	2,728	4,016	8,082	11,084
Income tax expense	1,009	1,393	2,563	3,921

Net income	$1,719	$2,623	$5,519	$7,163

Basic earnings per share	$0.22	$0.33	$0.69	$0.92

Diluted earnings per share	$0.21	$0.33	$0.69	$0.91

Basic weighted average common shares outstanding	7,984,628	7,846,563	7,961,943	7,797,682

Diluted weighted average common shares outstanding	8,012,595	7,921,918	7,997,111	7,899,919

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2008	2007	2007

Assets
Cash and cash equivalents:
Cash and due from banks	$31,858	$24,930	$29,500
Short-term investments	14,296	7,788	3,542
Total cash and cash equivalents	46,154	32,718	33,042

Investment securities at fair value	137,535	145,517	147,391
Loans, less allowance for loan losses of $15,198 at September 30, 2008, $13,545 at December 31, 2007, and $13,399 at September 30, 2007	893,573	820,274	798,740
Premises and equipment	20,423	19,296	18,585
Accrued interest receivable	5,475	5,777	6,139
Deferred income taxes, net	9,601	7,722	6,590
Bank-owned life insurance	13,156	12,736	12,594
Prepaid income taxes	1,067	378	1,150
Prepaid expenses and other assets	3,663	7,250	2,910
Core deposit intangible, net of amortization	243	342	376
Goodwill	5,656	5,656	5,656

Total assets	$1,136,546	$1,057,666	$1,033,173

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$944,253	$868,786	$898,336
Borrowed funds	83,476	81,429	30,402
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	7,709	6,245	6,399
Accrued interest payable	1,607	3,369	2,782

Total liabilities	1,047,870	970,654	948,744

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 7,999,089, 7,912,715 and 7,860,818 shares issued and outstanding at September 30, 2008, December 31, 2007 and September 30, 2007, respectively	80	79	79
Additional paid-in capital	29,347	28,051	27,487
Retained earnings	60,890	58,527	56,421
Accumulated other comprehensive (loss) / income	(1,641)	355	442

Total stockholders’ equity	88,676	87,012	84,429

Total liabilities and stockholders’ equity	$1,136,546	$1,057,666	$1,033,173

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	nine months	year	nine months
	ended	ended	ended
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2008	2007	2007
Balance Sheet Items:
Total assets	$1,136,546	$1,057,666	$1,033,173
Loans serviced for others	20,683	20,826	20,516
Investment assets under management	516,457	573,608	546,030
Total assets under management	$1,673,686	$1,652,100	$1,599,719

Book value per share	$11.09	$11.00	$10.74
Dividends per common share	$0.27	$0.32	$0.24
Total capital to risk weighted assets	11.05%	11.44%	11.46%
Tier 1 capital to risk weighted assets	9.80%	10.19%	10.17%
Tier 1 capital to average assets	8.46%	8.84%	8.77%
Allowance for loan losses to total loans	1.67%	1.62%	1.65%
Non-performing assets	$7,168	$4,156	$3,796
Non-performing assets to total assets	0.63%	0.39%	0.37%

Income Statement Items (annualized):
Return on average assets	0.68%	0.99%	0.97%
Return on average stockholders’ equity	8.33%	12.11%	11.92%
Net interest margin (tax equivalent)	4.14%	4.40%	4.45%